Exhibit 10(35)
Summary of 2010 Salaries of Named Executive Officers
The following table sets forth the current base salaries provided to the Company’s CEO and the four most highly compensated executive officers (the “Named Executive Officers”):

Executive Officer	Current Salary
Andrew B. Schmitt	$620,000
Jerry W. Fanska	$365,000
Jeffrey J. Reynolds	$350,000
Steven F. Crooke	$310,000
Eric R. Despain	$300,000
All of the Named Executive Officers, including Andrew B. Schmitt, President and CEO, Jerry W. Fanska, Senior Vice President—Finance and Treasurer, Jeffrey J. Reynolds, Executive Vice President of Operations, Steven F. Crooke, Senior Vice President—General Counsel and Secretary and Eric R. Despain, Senior Vice President and President of the Minerals Division, are also eligible to receive a bonus each year under the Company’s Executive Incentive Compensation Plan (the “Executive IC Plan”). The bonuses paid to the Company’s CEO and four most highly compensated executive officers under the Executive IC Plan for the fiscal year ended January 31, 2010 are as shown in the following table:

Executive Officer	FY 2010 Bonus
Andrew B. Schmitt	$363,362
Jerry W. Fanska	$176,465
Jeffrey J. Reynolds	$140,505
Steven F. Crooke	$149,874
Eric R. Despain	$50,000
Under the Executive IC Plan, each participant is eligible for an annual cash bonus in a target amount (the “Target Bonus”) equal to a percentage (80% in the case of Mr. Schmitt and 60% in the case of Messrs. Fanska, Reynolds, Crooke and Despain) of such participant’s base compensation. The Target Bonus is adjusted (up or down) based upon the performance of the Company as compared to certain goals adopted and approved by the Board of Directors. In no event, however, can a participant’s annual cash bonus under the Executive IC Plan exceed a certain percentage (160% in the case of Mr. Schmitt and 120% in the case of Messrs. Fanska, Reynolds, Crooke and Despain) of such participant’s base compensation for the relevant year. No bonuses will be payable should performance be below 80% of the relevant goals established. In addition, the formula bonus derived as described in the preceding sentences can be further adjusted (up or down) at the discretion of the Board of Directors by up to one-third of the Target Bonus.
A Form 8-K will be filed to describe the goals set by the Board of Directors of the Company for the executive officers to qualify for a bonus under the Executive IC Plan for the fiscal year ended January 31, 2011.

Summary of 2010 Compensation of Directors
Each director of the Company who is not also an employee of the Company, except the Chairman of the Board, receives an annual retainer of $35,000. The Chairman of the Board receives an annual retainer of $75,000. The Chairmen of the Audit Committee and the Compensation Committee each receive an additional retainer of $5,000 per year and the Chairman of the Nominating & Corporate Governance Committee receives an additional retainer of $1,500 per year. All such retainers are payable in quarterly installments. In addition, each non-employee director receives $1,000 for each board meeting he or she attends either in person or via teleconference and each member of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee receives $1,000 for each committee meeting he or she attends either in person or via teleconference. As an additional component of their compensation package, all non-employee directors of the Company receive a one-time award of an option to purchase 3,000 shares of the Company’s common stock upon becoming a member of the Board. Each non-employee director, except the Chairman, also receives an annual award of restricted stock, stock options, or a combination of both of the Company, whichever they choose, with a value equal to $40,000 on the date of the award. The Chairman receives an annual award of either restricted stock or stock options of the Company, or a combination of both, whichever he chooses, with a value equal to $75,000 on the date of the award. The annual equity award is made on the first day of each new fiscal year of the Company. The restricted stock is valued based on the market price of the Company’s common stock on the day the stock is issued, vests one year from the date of issuance, and is otherwise subject to all of the terms and conditions of the Company’s 2006 Equity Incentive Plan, as amended (the “2006 Equity Plan”), or such other plan under which the restricted stock may be issued. The director options have an exercise price equal to the market price of the common stock on the day they issued, are 100% vested upon issuance, have a ten-year life and are otherwise subject to all of the terms and conditions of the 2006 Equity Plan or such other plan under which the options may be issued. Directors of the Company who are also employees of the Company receive no compensation for service to Layne Christensen as directors.